Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement dated May 1, 2022 is made between Permex Petroleum Corporation (the “Corporation”) and Gregory S. Montgomery (Executive).

RECITALS

A.	The Corporation wishes to employ the executive on the terms and conditions set out below.

B.	The Executive wishes to be so employed by the Corporation.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

TERM

1.1 Employment. The Corporation shall employ the Executive and the Executive shall perform services on behalf of the Corporation as its Executive as provided herein during the Period of Active Employment.

1.2 Period of Active Employment. In this Employment Agreement, “Period of Active Employment” means the period beginning on May 1, 2022 and terminating on the date on which the first of the following occurs:

(a)	the termination of the Executive’s employment by the Corporation pursuant to Section 4.1;

(b)	the termination of the Executive’s employment pursuant to Section 4.2;

(c)	the termination of the Executive’s employment by the Corporation pursuant to Section 4.3;

(d)	the date specified in a notice given under Section 4.4; or,

(e)	the death of the Executive.

ARTICLE 2

POSITION

2.1 Capacity and Services. The Corporation shall employ the Executive as Chief Financial Officer. As such, the Executive shall perform such duties and have such authority as may from time to time be assigned, delegated or limited by the board of directors of the Corporation (the “Board”). The Executive shall perform these duties in accordance with articles of the Corporation, the instructions of the Board and the policies of the Corporation from time to time, and the Executive shall diligently and faithfully serve the Corporation and use the Executive’s best efforts to promote the interests and goodwill of the Corporation.

2.2 Full Time and Attention. The Executive shall devote 50% of the Executive’s business time to the Executive’s duties hereunder, provided, however, that the Executive may serve as a member of the board of directors of an entity if the Board, or an appropriate committee thereof, determines in its sole discretion that such membership is not adverse to the interests of the Corporation.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Compensation. The base salary rate of the Executive shall be $50,000.00 per year payable bi weekly on the 1st and 15th of the month. The Corporation shall review the Executive’s base salary rate annually. In its sole discretion, the Corporation may increase this base salary rate or give a performance bonus and stock options to the Executive. The Corporation may withhold from any amounts payable under this Employment Agreement such federal or provincial taxes and other statutory remittances as shall be required by law to be so withheld.

3.2 Benefits. The Corporation shall provide the Executive (including the Executive’s immediate family) with group health, medical and disability insurance benefits.

3.3 Vacation. The Executive shall be entitled to take three weeks of vacation per calendar year.

3.4 Incentive Bonus. The Executive shall be eligible for a discretionary cash bonus up to 100% of annual salary and a discretionary grant of stock options pursuant to the Corporation’s stock option plan. The amount of such discretionary cash bonus and discretionary grant of stock options, if any, is subject to the discretion of the board of directors of the Corporation.

ARTICLE 4

TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Corporation may immediately terminate the employment of the Executive at any time for cause by written notice to the Executive. Without limiting the foregoing, any one or more of the following events shall constitute cause:

(a)	theft, dishonesty, or other similar behaviour by the Executive;

(b)	any serious neglect of duty or serious misconduct of the Executive to the material detriment of the Corporation in discharging any of the Executive’s duties and responsibilities hereunder that is not cured within 10 days of written notification thereof to the Executive by the Corporation;

(c)	any conduct of the Executive which, in the opinion of the Board, is materially detrimental or embarrassing to the Corporation;

(d)	any serious default of the Executive’s obligations under this Employment Agreement to the material detriment of the Corporation that is not cured within 10 days of written notification thereof to the Executive by the Corporation;

(e)	any failure of or refusal by the Executive to comply with the policies, rules and regulations of the Corporation that is not cured by the Executive within 10 days of written notification thereof to the Executive by the Corporation; or

(f)	any material misrepresentation by the Executive regarding the Executive’s background, educational, professional or other qualifications that the Company becomes aware of at any time during the term of this Agreement.

If the Corporation terminates the employment of the Executive for cause under this Section 4.1, the Corporation shall not be obligated to make any further payments under this Employment Agreement except amounts due and owing pursuant to Article 3 at the time of the termination.

4.2 Resignation by Executive. The Executive shall give the Corporation not less than two weeks notice of the resignation of the Executive’s employment hereunder and, subject to the following sentence, the Executive’s employment shall terminate on the date specified in the notice. Upon receipt of the Executive’s notice of resignation, or at any time thereafter, the Corporation shall have the right to elect to pay the Executive’s salary for the remainder of the notice period and a reasonable amount in lieu of the Executive’s benefits for that period in lieu of such notice, and if the Corporation so elects, the Executive’s employment shall terminate immediately upon such payment.

4.3 Termination Without Cause. The Corporation may terminate the Executive’s employment at any time without cause by providing the Executive with a notice in writing and compensation in lieu of notice as follows:

(a)	the Corporation shall pay the Executive all outstanding and accrued base salary under Section 3.1 and vacation pay, earned and owing up to the last day of the Period of Active Employment, and shall reimburse the Executive for all proper expenses incurred by the Executive in connection with the Corporation’s business prior to the last day of the Period of Active Employment;

(b)	the Corporation shall pay the Executive an amount equal to two months base salary;

(c)	the Corporation shall continue the Executive’s benefit coverage if applicable for a period of two months, or alternatively, if it is unable to continue the Executive’s participation in one or more of its benefit plans, the Corporation shall pay the Executive an amount equal to the premium cost or contributions the Corporation would otherwise have made in respect of the Executive’s participation in the relevant plan(s) for two months.

The Corporation shall make the payments required by Section 4.3(a) within 30 days after the last day of the Period of Active Employment. The Corporation shall have the option of making the payments required by Section 4.3(b) in either in lump sum within 30 days after the last day of the Period of Active Employment or in two equal monthly instalments commencing 30 days after the last day of the Period of Active Employment. The Corporation shall make the payments and continue to provide the benefits required by this Section 4.3 whether or not the Executive finds or seeks alternate employment. The Executive acknowledges and agrees that the severance compensation provided for in this Section 4.3 is fair and reasonable and is the result of negotiation between the parties.

4.4 Disability. In this Employment Agreement, “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree. If the Corporation determines that the Executive has suffered a Disability that cannot be accommodated, the Corporation may terminate the Executive’s employment by notice given to the Executive. If the Executive’s employment terminates by reason of notice given under this Section 4.4, the Executive shall receive, in lieu of all amounts otherwise payable hereunder (except for amounts earned but not yet paid to the Executive through the date of such Disability), compensation at the Executive’s base salary rate for a period of six months following the date of Disability or such greater amount as is required by applicable law.

4.5 Death. In the event of the Executive’s death, the Executive’s employment shall be deemed to have terminated on the date of the Executive’s death and the Corporation shall pay the Executive’s estate the amounts specified in Section 4.3(a).

4.6 Results of Termination. Upon termination of the Executive’s employment, the Corporation shall have no further obligations or responsibilities to the Executive hereunder or under any of the Corporation’s Executive benefit programs except as expressly provided under Article 4, and nothing herein contained shall be construed to limit or restrict in any way the Corporation’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Employment Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. The Executive represents and warrants to the Corporation that the execution and performance of this Employment Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive’s property is bound. The Executive shall defend, indemnify and hold the Corporation harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof and other legal fees on a full indemnity basis, without reduction for tariff rates or similar reductions) by any person in any way arising out of, relating to, or in connection with any incorrectness of breach of the representations and warranties in this Section 5.1.

ARTICLE 6

MISCELLANEOUS COVENANTS

6.1 Notices.

(1) Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by e-mail or other similar means of electronic communication as follows:

(a)	if to the Corporation, to:

Permex Petroleum Corporation

500 – 666 Burrard Street, Vancouver BC V6C 2X8

Attention: Mehran Ehsan

E-mail:

(b)	if to the Executive, to:

Gregory S. Montgomery

E-mail: gregorysmontgomery@gmail.com

(2) Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt. Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by e-mail, or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto may change any particulars of its address for service by notice to the other in the manner stated above.

(3) Any party may from time to time change its address under this Section 6.4 by notice to the other party given in the manner provided by this section.

6.2 Time of Essence. Time shall be of the essence of this Employment Agreement in all respects.

6.3 Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Employment Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Employment Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Employment Agreement.

6.4 Amendment. No amendment of this Employment Agreement shall be effective unless made in writing and signed by the Parties.

6.5 Waiver. Any purported waiver of any default, breach or non-compliance under this Employment Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Employment Agreement shall not operate as a waiver of that party’s rights under this Employment Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.6 Severability. Any provision of this Employment Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Employment Agreement, all without affecting the remaining provisions of this Employment Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.7 Currency. All references to monetary amounts in this Employment Agreement are references to United States dollars, unless otherwise stated.

6.8 Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

6.9 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Corporation shall have the right to assign this Employment Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation provided only that the Corporation must first require the successor to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. The Executive by the Executive’s signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Employment Agreement without the prior consent of the Corporation, which may be arbitrarily withheld.

ARTICLE 7

EXECUTIVE’S ACKNOWLEDGEMENT

7.1 Acknowledgment.

The Executive acknowledges that: the Executive has had sufficient time to review this Employment Agreement thoroughly;

(a)	the Executive has read and understands the terms of this Employment Agreement and the obligations hereunder;

(b)	the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement; and,

(c)	the Executive has received a fully executed original copy of this Employment Agreement.

IN WITNESS WHEREOF the parties have executed this Employment Agreement.

/s/ Gregory S. Montgomery
GREGORY S. MONTGOMERY

PERMEX PETROLEUM CORPORATION

By:	/s/ Mehran Ehsan
Name:	Mehran Ehsan
Title:	CEO & President